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  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                     -----------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number                   |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:                     |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response           |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
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                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
       Magida        Stephen        A.        |    Galileo Corporation (Nasdaq: GAEO)        |     (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |      __ Director     X  10% Owner
      105 Harbor Drive, Suite 125             |     curity Number of     |    Month/Year     |      __ Officer      X  Other
----------------------------------------------|     Reporting Person     |                   |         (give title     (specify
                    (Street)                  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          |                   |                  Manager
                                              |                          |      09/99        |                  -------
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
      Stamford          CT          06902     |                          |   (Month/Year)    | X  Form filed by One Reporting Person
                                              |                          |                   | __ Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
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1.   Title of Security   |2. Trans- |3.Trans-    | 4. Securities Acquired (A)     |5. Amount of     |6. Owner-     | 7. Nature of
     (Instr. 3)          |   action |  action    |    or Disposed of (D)          |   Securities    |   ship       |    Indirect
                         |   Date   |  Code      |                                |   Beneficially  |   Form:      |    Bene-
                         |          |            |                                |   Owned at      |   Direct     |    ficial
                         |   (Month/|            |                                |   End of Month  |   (D) or (I) |    Ownership
                         |   Day/   |  (Instr. 8)|     (Instr. 3, 4 and 5)        |                 |              |
                         |   Year)  |------|-----|------------------|-----|-------|                 |              |
                         |          |      |     |                  |(A)or|       |                 |              |
                         |          | Code |  V  |  Amount          |(D)  |Price  | (Instr. 3 and 4)|   (Instr. 4) |   (Instr. 4)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |$1.50/ |                 |              |
  $.01 per share         | 09/20/99 |  X   |     | 1,000,000 shares |     |share  |                 |      (I)(1)  |       (1)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |       |                 |              |
  $.01 per share         |          |      |     |                  |     |       |   3,000,000     |      (I)(1)  |       (1)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |       |                 |              |
  $.01 per share         |          |      |     |                  |     |       |      28,000     |      (I)(2)  |       (2)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one person, see Instruction 4(b)(v).
(Over)


                                                                    Table I - Continued
FORM 4 (Continued)                       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of  |2.(Conver-|3.Trans-|4.Trans-|5.Number of     |6.Date Exer-  |7.Title and       |8.Price |9.Number  |10.Owner-|11.Nature
  Derivative|  sion or |  action|  action|  Derivative    |  cisable     |  Amount of       |  of    | of deriv-| ship    |of
  Security  |  Exercise|  Date  |  Code  |  Securities    |  and         |  Underlying      |  Deri- | ative    | Form of |Indirect
  (Instr. 3)|  Price of|        |(Instr. |  Acquired      |  Expiration  |  Securities      |  vative| Securi-  | Deriva- |Benefi-
            |  Deriv-  |        | 8)     |  (A) or Dis-   |  Date        |  (Instrs. 3      |  Secu- | ties     | tive    |cial
            |  ative   |        |        |  posed of (D)  | (Month/Day/  |   and 4)         |  rity  | Benefi-  | Secu-   |Owner-
            |  Security| (Month/|        |                |  Year)       |                  | (Instr.| cially   | rity:   |ship
            |          |  Day/  |        |(Instrs. 3,4,   |              |                  |  5)    | Owned    | Direct  |(Instr.4
            |          |  Year) |        | and 5)         |              |                  |        | at End   | (D) or  |
            |          |        |        |                |--------------|------------------|        | of Month | indirect|
            |          |        |        |                |Date  |Expira-|        | Amount  |        | (Instr. 4| (I)     |
            |          |        |        |                |Exer- |tion   | Title  | or      |        |          |(Instr.4)|
            |----------|--------|----|---|--------|-------|cisa- |Date   |        | Number  |        |          |         |
            |          |        |    |   |        |       |ble   |       |        | of      |        |          |         |
            |          |        |    |   |        |       |      |       |        | Shares  |        |          |         |
            |          |        |Code| V |   (A)  |  (D)  |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Warrant for | $1.50/   |9/20/99 |    |   |        |  (D)  |      |       |Common  |1,000,000|        |          |         |
Common Stock| share    |        |    |   |        |       |      |       |Stock   |         |        |          |         |
            |          |        |    |   |        |       |      |       |par     |         |        |          |         |
            |          |        |    |   |        |       |      |       |value   |         |        |          |         |
            |          |        |    |   |        |       |      |       |$.01 per|         |        |          |         |
            |          |        |    |   |        |       |      |       |share   |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Warrant for |          |        |    |   |        |       |      |       |        |         |        |1,000,000 | (I)(1)  |   (1)
Common Stock|          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)   These  securities  are  beneficially  owned  directly  by  Andlinger  Capital  XIII  LLC.  Stephen A. Magida may be  deemed to beneficially own such securities  indirectly in his capacity as Manager of Andlinger  Capital XIII LLC.  This report shall not be deemed an admission that Mr. Magida is the beneficial owner of such securities.

(2)   Mr. Magida may be deemed to beneficially own these securities indirectly in his capacity as  trustee under certain  trusts for the benefit of members of the family of Gerhard R. Andlinger.  This report shall not be deemed an admission that Mr. Magida is the beneficial owner of such securities.


**  Intentional misstatements or omissions of facts constitute                        /s/Stephen A. Magida                10/06/99
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------     -----------
                                                                                   ** Signature of Reporting Person         Date

Note:  File  three  copies of this  Form, one of  which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
